Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Alphega Innovations Corporation:

We hereby consent to the inclusion in this Registration Statement of Alphega Innovation Corporation (the “Company”) on Form S-1 Amendment No 2 of our report dated April 14, 2025, relating to our audit of the Company’s financial statements as of and for the period from July 24, 2024 (inception) to November 30, 2024 which appears in this Registration Statement on Form S-1 Amendment No. 2. Our report dated April 14, 2025, relating to the financial statements includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

July 16, 2025